                                  EXHIBIT 10.36

            Purchase and Sale Agreement and Joint Escrow Instructions
       between the Partnership and HL Project I Limited Liability Company,
                             dated December 20, 1995
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                                PURCHASE AND SALE
                           AGREEMENT AND JOINT ESCROW
                                  INSTRUCTIONS

                                     between

                                     SELLER:
                     HL Project I Limited Liability Company

                                       and

                                     BUYER:
                         Sunstone Hotel Investors, L.P.

                               Cypress Inn Hotels

                                TABLE OF CONTENTS

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ARTICLE I - PROPERTY DESCRIPTION................................................................................    1
         Property...............................................................................................    1

ARTICLE II - PURCHASE PRICE.....................................................................................    2
         2.1        Purchase Price..............................................................................    2
         2.2        Payment of Purchase Price...................................................................    2
                    2.2.1       Deposit.........................................................................    2
                    2.2.2       Balance of Purchase Price.......................................................    2
         2.3        Allocation of Purchase Price................................................................    2
         2.4        Adjustment to Purchase Price................................................................    2

ARTICLE III - ESCROW............................................................................................    3
         3.1        Opening of Escrow...........................................................................    3
         3.2        Execution of Additional Instructions........................................................    3
         3.3        Escrow Cancellation Changes.................................................................    3

ARTICLE IV - TITLE CONDITION OF THE PROPERTY....................................................................    3
         4.1        Preliminary Title Report....................................................................    3
         4.2        Title Policies..............................................................................    4

ARTICLE V - CONTINGENCIES AND CONDITIONS PRECEDENT..............................................................    4
         5.1        Buyer's Contingency Period..................................................................    4
                    5.1.1       Property Inspection by Buyer....................................................    5
                    5.1.2       Survey of Real Property.........................................................    5
                    5.1.3       Environmental Audit of Property.................................................    6
                    5.1.4       Statements of Operation.........................................................    6
                    5.1.5       Agreements, Permits, Licenses, Schedules........................................    6
                    5.1.6       Schedule of Employees...........................................................    6
                    5.1.7       As-Builts/Plans.................................................................    7
                    5.1.8       Tax Bills.......................................................................    7
                    5.1.9       Ground Leases...................................................................    7
                    5.1.10      Estoppel Certificates...........................................................    7
                    5.1.11      Miscellaneous...................................................................    7
         5.2        Board Approval..............................................................................    7
         5.3        Material Adverse Change.....................................................................    7
         5.4        Buyer's Reviews and Seller's Disclaimers....................................................    8

ARTICLE VI - CLOSE OF ESCROW....................................................................................    8
         6.1        The Closing Date............................................................................    8
         6.2        Closing Costs...............................................................................    9
         6.3        Prorations..................................................................................    9
                    6.3.1       Prorations through Escrow.......................................................    9
                    6.3.2       Prorations Outside of Escrow....................................................    9
         6.4        Deliveries to Escrow Holder by Seller Prior to Close of Escrow..............................    9
                    6.4.1       Deeds...........................................................................    9
                    6.4.2       Assignments of Lease............................................................   10
                    6.4.3       Bill of Sale....................................................................   10
                    6.4.4       Assignment of Intangible Property...............................................   10
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                    6.4.5       Miscellaneous................................................................... 10
         6.5        Deliveries to Escrow Holder by Buyer Prior to Close of Escrow............................... 10
                    6.5.1       Balance of Purchase Price....................................................... 10
                    6.5.2       Miscellaneous................................................................... 10
                    6.5.3       Assumption of Ground Leases..................................................... 10
         6.6        Deliveries to Buyer Upon Close of Escrow.................................................... 11
                    6.6.1       Service Contracts............................................................... 11
                    6.6.2       Keys............................................................................ 11
                    6.6.3       Licenses and Permits............................................................ 11
                    6.6.4       Personal Property Lease Contracts............................................... 11
                    6.6.6       Ground Leases................................................................... 11

ARTICLE VII - REMEDIES.......................................................................................... 11

ARTICLE VIII - REPRESENTATIONS AND WARRANTIES................................................................... 12
         8.1        Representations or Warranties............................................................... 12
                    8.1.1       Condition of Property........................................................... 12
                    8.1.2       Toxic Conditions................................................................ 12
                    8.1.3       Compliance with Law............................................................. 12
                    8.1.4       No Adverse Action............................................................... 12
                    8.1.5       Utility Service................................................................. 13
                    8.1.6       No Union Contracts; Employment Matters.......................................... 13
                    8.1.7       Status of Employees............................................................. 13
                    8.1.8       Ground Leases................................................................... 13
                    8.1.9       Occupants....................................................................... 13
                    8.1.10      Liquor Licenses................................................................. 14
                    8.1.11      Notice Received by Seller....................................................... 14
                    8.1.12      Disclaimer...................................................................... 14
         8.2        Indemnification............................................................................. 15

ARTICLE IX - EMPLOYMENT MATTERS................................................................................. 15
         9.1        Claims by Employees......................................................................... 15
         9.2        Employment Laws............................................................................. 15

ARTICLE X - RISK OF LOSS........................................................................................ 15
         10.1       Notice of Casualty or Condemnation.......................................................... 15
         10.2       Termination Upon Damage or Condemnation..................................................... 15
         10.3       Non-termination Upon Damage or Condemnation................................................. 16

ARTICLE XI - BOOKINGS........................................................................................... 16

ARTICLE XII - ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.......................................................... 17
         12.1       Reservations and Deposits................................................................... 17
         12.2       Tray Ledger From Registered Guest; Accounts Receivable...................................... 17
         12.3       Receivables Not Conveyed.................................................................... 17
         12.4       Accounts Payable Prior to Closing........................................................... 17

ARTICLE XIII - INVENTORY OF PERSONAL PROPERTY................................................................... 18
         13.1       Inventory Prior to Closing.................................................................. 18
         13.2       Inventory at Closing........................................................................ 18
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         13.3       Food and Beverage Inventory................................................................. 18

ARTICLE XIV - GENERAL PROVISIONS................................................................................ 19
         14.1       Real Estate Brokers; Representations and Indemnity.......................................... 19
         14.2       No Shop Period.............................................................................. 19
         14.3       Attorney's Fees............................................................................. 19
         14.4       Notices..................................................................................... 19
         14.5       Tax Reassessment; Refunds................................................................... 20
         14.6       Cooperation with Ground Lessors............................................................. 20
         14.7       Foreign Investment in Real Property Tax Act................................................. 20
         14.8       Binding Effect.............................................................................. 21
         14.9       Further Actions............................................................................. 21
         14.10      Survival.................................................................................... 21
         14.11      Authority................................................................................... 21
         14.12      Entire Agreement............................................................................ 21
         14.13      Modification................................................................................ 21
         14.14      No Third Party Beneficiaries................................................................ 22
         14.15      Time of Essence............................................................................. 22
         14.16      Governing Law............................................................................... 22
         14.17      Counterparts................................................................................ 22
         14.18      Section Heading............................................................................. 22
         14.19      Severability................................................................................ 22
         14.20      Exhibits.................................................................................... 22
         14.21      Interpretation.............................................................................. 22
         14.22      Land Use.................................................................................... 22
         14.23      Confidentiality............................................................................. 23
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
                           PURCHASE AND SALE AGREEMENT
                          AND JOINT ESCROW INSTRUCTIONS

         This Purchase and Sale Agreement and Joint Escrow Instructions ("Agreement") is made as of December 28, 1995, by and between HL Project I, Limited Liability Company, a Delaware limited liability company ("Seller"), and Sunstone Hotel Investors, L.P., a Delaware limited partnership ("Buyer"), with reference to the following facts:

         WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer the "Property," as defined herein, on the terms and conditions set forth herein.

         NOW, THEREFORE, Seller and Buyer agree as follows:

                                    ARTICLE I

                              PROPERTY DESCRIPTION

         Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

         Property. The six existing hotels, as described on Exhibit "A," attached hereto and incorporated herein by reference (singularly a "Hotel" and collectively the "Hotels"), together with all rights, title and interest of Seller in, and to the real property upon which the Hotels are located and all easements and appurtenances thereto (the "Real Property") all improvements, buildings, structures, fixtures and parking areas located upon the Real Property (the "Improvements") together the trade name "Cypress Inn" ("Trade Name") and the rights of Seller to use such name and any logo related to such name; all furniture, furnishings, television sets, computers, fixtures, machinery, signage and equipment; not less than three (3) par of linen and terry for the Hotels; all opened and unopened inventory as of Close of Escrow (as defined herein) (but not less than the customary level of inventory for an operating hotel of similar size and location), all personal property and vehicles utilized in the operation of the Hotels; all off-site and on-site signs; all assignable contracts, and leases, including the restaurant lease, which is in effect with respect to the "Kent" Hotel, to the extent assumed by Buyer in its sole discretion and all agreements benefitting the Hotels including all deposits and credits thereunder, to the extent assumed by Buyer in its sole discretion; all assignable permits benefitting the Hotels including all deposits and credits thereunder, to the extent assumed by Buyer in its discretion; all assignable tradenames and goodwill (all of which shall be collectively referred to herein as the "Personal Property"). Any Personal Property which is subject to a lease or lease/purchase arrangement (including, without limitation, television sets, computers, furniture and vehicles) shall be acquired by Seller, and equivalent substitute provided to Buyer, by Seller at Seller's cost prior to Close of Escrow (as defined herein). The Hotels, Real Property, Improvements, Trade Name and Personal Property are herein called the "Property."
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                                   ARTICLE II

                                 PURCHASE PRICE

         2.1 Purchase Price. The purchase price (the "Purchase Price") for the Property shall be Fifteen Million Dollars and No/100THS Dollars ($15,000,000.00).

         2.2 Payment of Purchase Price. The Purchase Price shall be paid as follows:

                  2.2.1 Deposit. Upon the execution hereof by the Buyer and Seller, Buyer shall deposit with Escrow Holder (as defined herein) the amount of Five Hundred Thousand Dollars ($500,000.00) (the "Deposit"). The Deposit shall be invested by Escrow Holder in a federally-insured, interest-bearing account with any interest accruing thereon to be paid or credited to Buyer. At the Close of Escrow, the Deposit shall be applied and credited toward payment of the Purchase Price. In the event Buyer does not close the Escrow (as defined herein) for any reason other than a default by Buyer under this Agreement, the Deposit shall be returned to Buyer together with all interest accrued thereon.

                  2.2.2 Balance of Purchase Price. On or before the Close of Escrow, Buyer shall deposit into Escrow, by wire transfer in currently available federal funds, in an amount equal to the sum of: (i) the balance of the Purchase Price plus (ii) all other costs, charges and expenses payable by Buyer pursuant to this Agreement and in connection with the Escrow.

         2.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the various components of the Property (i.e., Real Property, Improvements, Personal Property, Trade Name, Ground Leases (as defined herein)) in the transfer documents (if required) and in amounts determined by Buyer (subject to Seller's approval which shall not be delayed or unreasonably withheld), and the values so determined shall be reflected in any transfer or excise taxes payable upon Close of Escrow.

         2.4 Adjustment to Purchase Price. The parties acknowledge that Buyer desires to acquire fully operational Hotels and in that regard Buyer's determination of the Purchase Price was based upon its assumption that each Hotel would be equipped with not less than three (3) par of linen and terry and that all Personal Property which is presently located within, or used in connection with, each Hotel will be conveyed to Buyer or if such Personal Property is subject to a lease or lease/purchase agreement, it would be acquired by Seller and conveyed to Buyer or Seller would provide Buyer, at Seller's cost, with an equivalent substitute. Therefore, the parties agree that if less than three (3) par of linen or terry is used for any Hotel or if any Personal Property located within, or used in connection with any Hotel, is leased, and cannot be conveyed to Buyer, the Purchase Price shall be reduced by an amount necessary to cover the cost of acquiring any shortfall in linen, terry or Personal Property.
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                                   ARTICLE III

                                     ESCROW

         3.1 Opening of Escrow. The parties shall open an escrow (the "Escrow") with Fidelity National Title Insurance Company ("Escrow Holder" or "Title Company"), located at 17911 Von Karman Avenue, Suite 300, Irvine, CA 92714, Attention: Patty Beverly. A signed copy of this Agreement shall be deposited with Escrow Holder in order to open an escrow to complete the purchase and sale described herein. Escrow shall be deemed opened on the date that a copy of this Agreement is deposited with Escrow Holder. Escrow Holder shall confirm the date the Escrow is opened upon written notice to Buyer and Seller. This Agreement shall constitute joint instructions of Buyer and Seller to Escrow Holder, provided, however, that each party shall execute such additional instructions as requested by the Escrow Holder not inconsistent with the provisions hereof. Escrow Holder shall indicate its acceptance of the escrow instructions and Agreement to act as escrow agent by executing a copy hereof.

         3.2 Execution of Additional Instructions. If any requirements relating to the duties or obligations of Escrow Holder hereunder are not acceptable to Escrow Holder, or if Escrow Holder requires additional instructions, the parties agree to make such deletions, substitutions and additions to these escrow instructions relating to such duties or obligations of Escrow Holder or clarification of these instructions as counsel for Seller and for Buyer shall mutually approve, and which do not substantially change this Agreement or its intent. Seller and Buyer agree to perform, observe and fulfill the requirements of this Agreement notwithstanding said deletions, substitutions or additions to said escrow instructions.

         3.3 Escrow Cancellation Changes. If Escrow fails to close because of Seller's default under this Agreement, Seller shall be liable for all customary escrow cancellation charges. If escrow fails to close for any other reason, Buyer shall be liable for all customary escrow cancellation charges.

                                   ARTICLE IV

                         TITLE CONDITION OF THE PROPERTY

         4.1 Preliminary Title Report. Seller shall cause the Title Company to furnish to Buyer a preliminary title report for the Real Property and Improvements related to each Hotel (each a "Title Report" or collectively the "Title Reports"), together with copies of all underlying title documentation which are referred to as exceptions in said Title Reports and copies of all recorded deeds to current owners of all land which adjoins each Hotel. The Title Reports shall be delivered to Buyer within five (5) business days after the date of this Agreement. Seller shall also deliver to Buyer, to the extent in existence and in the possession of Seller, copies of existing title insurance policies for the Property. Buyer shall have until expiration of the Contingency Expiration Date (as defined herein) within which to notify Seller and Escrow Holder of any objections to any matters shown on each Title Report. Buyer's failure to so notify Seller and Escrow Holder within the Contingency Expiration Date shall constitute approval of all matters contained therein. If Buyer disapproves of any title matter, Seller shall have until the Closing Date to remove any such disapproved matter. If after use of its reasonable efforts, Seller fails to remove any disapproved title matter from any Title Report, Buyer may cancel the Escrow and terminate its obligation to purchase the Property and the Deposit together with all interest earned thereon shall be refunded to Buyer less Buyer's share of Escrow cancellation fees and costs. Upon the Close of Escrow, Seller shall, by Bargain and Sale Deed (with respect to the Hotels located in the State of Washington) convey to Buyer a fee simple interest in the Real Property and Improvements related to such Hotels and by Special Warranty Deed with respect to that portion of the Hotel located at 889 S.W. King, Portland, Oregon (the "Downtown Portland Hotel"), which is held in fee title and by Assignment (with respect to the other Hotels located in the State of Oregon and that portion of the Downtown Portland Hotel which is subject to a ground lease), convey to Buyer a leasehold interest related to such Hotels subject only to the following:

                  4.1.1    Non delinquent real property tax liens;

                  4.1.2 Matters shown in each Title Report which are approved or deemed approved by Buyer as provided above; and

                  4.1.3 Such other matters, if any, as may be approved in writing by Buyer.

         4.2 Title Policies. At the Close of Escrow, Seller shall cause the Title Company to provide to Buyer a standard form extended coverage ALTA (10-17-92) owner's policy of title insurance acceptable to Buyer and its lender Bank One, Arizona, NA ("Bank One") for each Hotel (each a "Title Policy" and collectively the "Title Policies") dated as of the Closing Date. The total liability under all Title Policies shall equal the Purchase Price and the liability of each Title Policy shall be in an amount to be determined by Buyer. The Title Policies shall show title to the Property vested in Buyer, subject only to the exceptions to title described in paragraph 4.1 above together with such endorsements as Buyer shall request. Seller agrees to cooperate with Buyer in obtaining such endorsements, including executing affidavits, as Buyer may reasonably request, from Seller. The endorsements requested by Buyer for each Title Policy may include an endorsement deleting the standard printed Title Company exceptions for parties in possession, inchoate mechanic's liens, survey exceptions and contiguity with adjoining roads and absence of zoning violations.

                                    ARTICLE V

                     CONTINGENCIES AND CONDITIONS PRECEDENT

         5.1 Buyer's Contingency Period. Buyer shall have until five (5) business days prior to the Close of Escrow (the "Contingency Expiration Date") to review, approve and satisfy the contingencies set forth in paragraphs 5.1.1 through 5.1.11 below, which contingencies are for the benefit of Buyer. The period from the date of this Agreement to and including the Contingency Expiration Date shall be referred to herein as the "Contingency Period." If in the sole and absolute discretion of Buyer, Buyer disapproves of any matter related to any Hotel or the Property (whether or not such matter is specifically identified in paragraphs 5.1.1 through 5.1.11 below) prior to the expiration of the Contingency Expiration Date, Buyer may deliver written notice to Seller that one or more of the conditions of Buyer to the Close of Escrow has failed and (i) request Seller to cure the disapproved matter or (ii) notify Seller that Buyer is invoking its right as provided herein to cancel the Escrow and terminate its obligation to purchase the Property (the "Cancellation Notice"). If any matter is disapproved by Buyer, Seller may, at its option, attempt to cure such matter prior to Close of Escrow, provided, however if Seller is not able to cure such matter prior to the Close of Escrow, (a) Seller and Buyer may elect, upon mutual agreement, to extend the Close of Escrow to enable Seller to cure such matter, (b) Buyer may elect to waive the failed condition precedent and proceed to Close of Escrow for the Property or (c) Buyer may elect to deliver a Cancellation Notice and terminate Escrow and this Agreement. In the event that Buyer delivers a Cancellation Notice, the Escrow shall be canceled and the Deposit together with all interest earned thereon, shall be refunded to Buyer less Buyer's share of Escrow cancellation fees and costs. Seller and Buyer acknowledge that Buyer has incurred and will continue to incur substantial costs in connection with the negotiation and execution of this Agreement and in conducting the inspections contemplated by this Agreement and that Buyer would not have entered this Agreement without the availability of the Contingency Period and Buyer's right to deliver the Cancellation Notice.

                  5.1.1 Property Inspection by Buyer. Buyer shall have the right, at all times during the Contingency Period, upon reasonable advance notice to Seller, to inspect and investigate the Property, including but not limited to matters related to (i) its value, zoning, environmental condition, access and building and parking issues, (ii) its physical condition, including but not limited to the condition of the roof and the HVAC for each Hotel and the presence of asbestos and other hazardous materials in the Improvements or within the Real Property related to any Hotel, and (iii) its suitability for Buyer's intended use. In connection with such inspection, no later than five (5) days after the date of this Agreement, Seller shall deliver to Buyer, to the extent in existence and in the possession or control of Seller or its agents or the manager of each Hotel, (i) architectural and construction plans for each Hotel,
(ii) as-built plans for the Improvements for each Hotel, (iii) copies of property tax bills for the Property and any recent reassessments and (iv) such other information for the Property as is reasonably requested by Buyer. During the Contingency Period, Seller shall reasonably cooperate with Buyer's authorized agents, and shall provide reasonable access to the Property and to Seller's books and records relating to the Property.

                  5.1.2 Survey of Real Property. Buyer, at its cost, may retain a licensed civil engineer to prepare a certified ALTA/ASCM Land Title Survey of the Real Property and Improvements related to each Hotel (each a "Survey" and collectively the "Surveys"). Each Survey shall be subject to the review and approval of Buyer, Buyer's lender, Bank One, Arizona, and the Title Company. The Survey shall reflect any easements burdening the Real Property related to each Hotel, and showing the physical location of all Improvements, utility lines, parking areas, easements of record or in existence, and encroachments, related to each Hotel, and certifying such matters as are required for ALTA/ASCM minimum standards for urban surveys.

                  5.1.3 Environmental Audit of Property. Within five (5) days after the date of this Agreement, Seller shall provide to Buyer for the review and approval of Buyer and Bank One, Arizona, any environmental reports related to the Real Property and Improvements for each Hotel, which may be in the possession or control of Seller, or its agents, or the manager of each Hotel. Buyer shall also have the right, at its expense to retain an environmental consultant to prepare a new ASTM Phase I Environmental Site Assessment related to the Real Property and Improvements for each Hotel, which may be prepared by a firm acceptable to Buyer and directed to Buyer and Bank One, Arizona, NA (each and "Environmental Report" and collectively the "Environmental Reports"). If any such Phase I Environmental Site Assessment evidences any adverse environmental matter in the Real Property or Improvements for any Hotel, Buyer shall have the right at its cost to obtain a further Phase II Environmental Site Assessment including appropriate physical sampling at and adjacent to the affected Real Property.

                  5.1.4 Statements of Operation. During the Contingency Period, Buyer shall have the right to review and approve annual statements of operations respecting each Hotel for fiscal years 1992, 1993 and 1994 and current year's budgets and preliminary statements of operations for all of 1995 to date. Within five (5) days after the date of this Agreement, Seller shall deliver all such information to Buyer. If the operating statements for each Hotel have been audited from 1992 to the present time, Seller will provide the complete audited financials for such years. Seller will authorize its accountants to make available to the accountants of Buyer such financial information as Buyer's accountants require for investigation of the financial history of the operations of each Hotel since 1991. Buyer acknowledges the representation of Seller, that Seller has only owned and been in control of the Hotels since September of 1995. Seller makes no warranty as to the accuracy of any information pertaining to operations which occurred prior to September 1995.

                  5.1.5    Agreements, Permits, Licenses, Schedules. Within five
(5) days after the date of this Agreement, Seller shall provide to Buyer for Buyer's review and approval during the Contingency Period, a list and legible copies of all franchise agreements, ground leases, management agreements, employment contracts, service contracts, leases, and other contracts, and all licenses, permits, vehicle registrations, and certificates of occupancy relating to the Property, including all amendments and modifications thereto. Seller shall, within such five (5) day period of time, also provide its most recent list or schedule of inventory/supplies and equipment for each Hotel, a list or schedule of suppliers and vendors for each Hotel and a list of defects in Property known by Seller to affect any Hotel.

                  5.1.6 Schedule of Employees. Within five (5) days after execution of this Agreement, Seller shall provide to Buyer for Buyer's review and approval during the Contingency Period, a schedule of all current employees of each Hotel which includes titles, wages, benefits, earned and accrued vacation and sick pay and a list of employment benefit plans, workers compensation insurance plans and rating and verification of payment of employee withholding, taxes, workers compensation insurance premiums and the name of the legal entity which employs the employees of each Hotel.

                  5.1.7 As-Builts/Plans. Within five (5) days after the date of this Agreement, Seller shall provide to Buyer for Buyer's review and approval during the Contingency Period, all architectural and construction plans, and as-built documents for each Hotel in the Seller's possession or under Seller's control, or the possession or control of its agents, or the manager of each Hotel.

                  5.1.8 Tax Bills. Within five (5) days after the date of this Agreement, Seller shall provide to Buyer for Buyer's review and approval during the

Contingency Period copies of the most recent two property tax bills on the Property and any recent assessments.

                  5.1.9 Ground Leases. Within five (5) days after the date of this Agreement, Seller shall provide to Buyer for Buyer's review and approval, copies of the ground lease agreements and any amendments thereto which affect the Hotels located in the State of Oregon (the "Ground Leases"). In addition, prior to expiration of the Contingency Period, Seller shall obtain, the consent of the lessor under the ground lease for each Hotel to the conveyance of such Hotels to Buyer. The ground lessor consents shall be in form and substance satisfactory to Buyer and Bank One.

                  5.1.10 Estoppel Certificates. Prior to the expiration of the Contingency Period, Buyer shall have received an estoppel certificate in form and substance satisfactory to Buyer and Bank One from (i) the lessor under each of the ground leases for the Hotels located in Oregon and (ii) the lessee under the restaurant lease for the Kent Hotel certifying (a) that the applicable lease is not in default in any respect, or if so, stating the nature of the default,
(b) the applicable lease has not been amended or modified in any manner, or if so, the nature of the amendment or modification, and (c) such other matters as Buyer may reasonably request.

                  5.1.11 Miscellaneous. During the Contingency Period, Seller shall provide Buyer with such other items of examination and approval as are agreeable to by the Seller and Buyer.

         5.2 Board Approval. In addition to the other contingencies of Buyer under this Article V, Buyer's obligation to purchase the Property is subject to, and conditioned upon, Buyer's receipt of an approval of the Board of Directors of Buyer on or before January 5, 1996 of this Agreement and the acquisition of the Property by Buyer. If Buyer does not obtain such approval of its board of directors on or before January 5, 1996, Buyer may terminate Escrow and its obligations under this Agreement, in which case the Deposit, together with all interest earned thereon, shall be returned to Buyer, less Buyer's share of Escrow cancellation costs.

         5.3 Material Adverse Change. In addition to the other contingencies of Buyer under this Article V, Buyer's obligation to purchase the Property is conditioned upon Seller's conveyance of the Property in the condition approved by Buyer. In the event of any material adverse change to the Property or any portion thereof, between the date Buyer approves of same and the scheduled Closing Date, Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit together with all interest earned thereon.

         5.4      Buyer's Reviews and Seller's Disclaimers.

                  5.4.1 Seller shall permit Buyer, or Buyer's agents, reasonable access to the Property during the Contingency Period and shall generally cooperate with Buyer in the making of the foregoing investigations; provided, however, Seller shall not be obligated to incur any cost or expense in connection therewith. In connection with Buyer's inspection of the Property, prior to Buyer's causing any tests to be performed which may involve digging, sampling, or any other activity having an actual physical effect, to any degree, upon the Property, Buyer shall obtain Seller's express written consent. Seller's consenting to any such test shall in no way operate to limit, modify, or relieve Buyer of the obligations set forth in subsection 5.4.2 below. Buyer agrees that Buyer's failure to give Seller notice of termination pursuant to this Agreement prior to the expiration of the Contingency Period shall constitute an acknowledgment that Seller has given Buyer every opportunity to consider, inspect and review, to Buyer's satisfaction, the physical, environmental, economic and legal condition of the Property and title thereto.

                  5.4.2 Buyer acknowledges and agrees that any investigations by Buyer during the Contingency Period, or at any other time, shall be at Buyer's sole cost, expense and risk unless expressly provided otherwise herein. Buyer shall indemnify Seller and its affiliates against, defend with counsel satisfactory to Seller and hold Seller and its affiliates harmless from any and all damage, loss, cost, claim, judgment, liability and expense (including attorneys' fees and costs) incurred by Seller to any third party arising out of Buyer's investigation of the Property, whether during the Contingency Period or at some other time. Buyer shall, at Buyer's sole cost and expense, repair any damage done to the Property arising out of Buyer's inspection and investigation of the Property, including any tests performed by Buyer or on Buyer's behalf and shall restore the Property to the same condition as it was before Buyer's inspection. If Buyer fails to close Escrow for its acquisition of the Property, and such failure does not result from Seller's default under this Agreement, Buyer shall return to Seller, at no cost to Seller, a complete copy of all written reports, maps, data, records, surveys and other materials pertaining to the Property delivered by Seller to Buyer and/or prepared at Seller's request prior to the Closing Date, including without limitation feasibility or marketing studies, development, or predevelopment studies and soils reports. If Buyer terminates this Agreement at any time pursuant to its terms, such copies shall be delivered to Seller within five (5) days after Buyer's notice of termination.

                                   ARTICLE VI

                                 CLOSE OF ESCROW

         6.1 The Closing Date. The Escrow shall close on or before a date which shall be twenty-five (25) business days after opening of Escrow (the "Closing Date" and the "Close of Escrow.") The parties agree that the Closing Date may be extended by one business day for each business day in which Seller fails to deliver the items set forth in Sections 4.1 and 5.1 beyond the time required for such delivery. The parties agree that the Closing Date may also be extended to the extent delays are encountered by reason of events beyond Buyer's control including governmental requirement, or by reason of delay beyond Buyer's control associated with obtaining the Surveys or Environmental Reports. The extension of the Closing Date related to the matter set forth in the preceding sentence shall be commensurate with the encountered delay. Any extension of the Closing Date must be evidenced by a writing signed by Buyer and Seller. In the event that Buyer wishes to close Escrow prior to the scheduled Closing Date, any closing shall be upon not less than five (5) days notice to Seller. Buyer shall use its reasonable efforts to avoid any extensions of the Closing Date.

         6.2 Closing Costs. The expenses of Escrow shall be paid in the following manner:

                  6.2.1 Seller shall pay all costs and expenses of preparing, acknowledging and recording the Deeds (as defined herein) and Assignments (as defined herein) and all documentary transfer or real estate excise tax thereon as well as any sales or use taxes associated with the Personal Property.

                  6.2.2 Seller shall pay for the Title Policies; however, Buyer shall pay for the cost of all title endorsements requested by Buyer.

                  6.2.3 Buyer and Seller shall each pay one-half of the Escrow fee and all of the other costs and expenses of Escrow Holder.

         6.3      Prorations.

                  6.3.1 Prorations through Escrow. The Escrow Holder, through Escrow, shall prorate real and personal property taxes, assessments, interest on assessments, insurance premiums, and utility deposits (which Seller shall leave in place and receive a credit for) as of the Closing Date.

                  6.3.2 Prorations Outside of Escrow. Within ninety (90) days after the Closing Date, Buyer and Seller shall prorate utility charges, payments on service contracts where Buyer is assuming such contracts, and payments on equipment leases where Buyer is assuming such leases.

         6.4 Deliveries to Escrow Holder by Seller Prior to Close of Escrow. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least three (3) business days prior to the Closing Date the following instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

                  6.4.1 Deeds. A Bargain and Sale Deed acceptable to Buyer for the Hotels located in the State of Washington (collectively "the Deeds"), duly executed and acknowledged in recordable form by Seller, conveying fee simple title to such Hotels to Buyer and a special warranty deed acceptable to Buyer for that portion of the Downtown Portland Hotel which is held in fee title.

                  6.4.2 Assignments of Lease. An Assignment of Ground Lease acceptable to Buyer and Bank One (which assignment shall include a provision for notice of default and right to cure under the ground lease, in favor of Bank
One) for the Hotels located in the State of Oregon (each an "Assignment" and collectively the "Assignments") duly executed by Seller, Buyer and the landlord or lessor under such ground lease in recordable form which transfers the leasehold interest in the Real Property for each Hotel to Buyer.

                  6.4.3 Bill of Sale. A Bill of Sale acceptable to Buyer for the Personal Property related to each Hotel, duly executed by Seller, conveying the Personal Property for such Hotel, free and clear of all liens and encumbrances.

                  6.4.4 Assignment of Intangible Property. An Assignment of Intangible Property acceptable to Buyer for the transfer of any intangible property such as the Trade Name together with any forms, which require Seller's execution, to be filed with the U.S. Patent and Trademark office and the State of Oregon and Washington to effectuate such assignment.

                  6.4.5 Miscellaneous. Such other documents, items and funds as may be required pursuant to the terms of this Agreement or which Escrow Holder may reasonably require to consummate this transaction.

         6.5 Deliveries to Escrow Holder by Buyer Prior to Close of Escrow. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder on or prior to the Closing Date the following instruments and documents, the delivery of each of which shall be a condition to the performance by Seller of its obligations under the terms of this Agreement:

                  6.5.1 Balance of Purchase Price. The balance of the Purchase Price.

                  6.5.2 Miscellaneous. Such other documents, items and funds as may be required pursuant to the terms of this Agreement or which Escrow Holder may reasonably require to consummate this transaction.

                  6.5.3    Assumption of Ground Leases.

                           (a)      As of the Closing Date, Seller shall assign
and transfer to Buyer all of Seller's right, title and interest in and to the Ground Leases (as defined in subsection 5.1.9), pursuant to an assignment and assumption of leases in the form and substance satisfactory to Buyer and Bank One.

                           (b)      Buyer shall indemnify Seller and its
affiliates against, defend with counsel satisfactory to Seller, and hold Seller and said affiliates harmless from any and all loss, cost, claim, judgment, settlement, liability and expense (including, without limitation, attorneys' fees and costs) arising out of Buyer's failure to perform any of the obligations of the lessee under the Ground Leases which arise from and after the Closing Date. Seller shall indemnify Buyer and its affiliates against, defend with counsel satisfactory to Buyer, and hold Buyer and said affiliates harmless from any and all loss, cost, claim, judgment, settlement, liability and expense (including, without limitation, attorneys fees and costs) arising out of any failure of Seller to perform under the Ground Leases prior to the Closing Date.

         6.6 Deliveries to Buyer Upon Close of Escrow. Seller hereby covenants and agrees to deliver to Buyer, on or prior to the Closing Date (or to Escrow Holder for delivery to Buyer upon closing), the following items:

                  6.6.1 Service Contracts. Originals of all service contracts for the Hotels which are being assumed by Buyer, to the extent an original service contract is unavailable, a copy thereof.

                  6.6.2 Keys. Keys to all entrance doors, safe deposit boxes, storage areas and rooms to each Hotel. Buyer shall take possession of each Hotel upon Close of Escrow.

                  6.6.3 Licenses and Permits. Copies of all licenses and permits in Seller's possession pertaining to each Hotel.

                  6.6.4 Personal Property Lease Contracts. Originals of all personal property lease contracts being assumed by Buyer, and to the extent an original lease contract is unavailable, a copy thereof.

                  6.6.5 Assumed Contracts. On the Closing Date, Buyer shall deliver to Seller a list of all service contracts and other agreements which Buyer intends to assume in connection with its acquisition of the Property. Any service contract or other agreement which affects the Property but is not identified on such list shall be deemed a contract which Buyer has elected not to assume.

                  6.6.6 Ground Leases. On the Closing Date, Seller shall deliver to Buyer originals of the Ground Leases.

                                   ARTICLE VII

                                    REMEDIES

         Damage as Liquidated Damages. IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR SIGNATURES BELOW, THE PARTIES ACKNOWLEDGE THAT THE SUM OF THE DEPOSIT (PLUS INTEREST) HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF A DEFAULT ON THE PART OF BUYER.

SELLER:                                     BUYER:

HL PROJECT I LIMITED LIABILITY              SUNSTONE HOTEL INVESTORS, L.P.
COMPANY


By: /s/ J.N. Rider                          By: /s/ Robert A. Alter
   ----------------------------                ----------------------------

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

         8.1 Representations or Warranties. Seller hereby makes the following representations and warranties to Buyer and Buyer acknowledges and agrees that subject to such representations and warranties, the Property is being sold in an "As Is" condition.

                  8.1.1 Condition of Property. To Seller's actual knowledge, there are no patent or latent defects or deficiencies of any kind in the Property, normal wear and tear excepted except as set forth on the schedule of property defects delivered by Seller to Buyer under Section 5.1.5.

                  8.1.2 Toxic Conditions. To Seller's actual knowledge, the Real Property upon which each of the Hotels is located and the Improvements for each Hotel do not contain any toxic or hazardous substances except for customary hotel supplies and any toxic or hazardous materials which may be identified in the Environmental Reports.

                  8.1.3 Compliance with Law. To Seller's actual knowledge, each of the Hotels is in compliance with all applicable zoning, land use, building, fire, employment, safety or health laws or codes, and all laws and regulations regarding employment conditions and practices. Seller has not received notice from any governmental authority that the Property or any portion thereof is in violation of any law or code.

                  8.1.4 No Adverse Action. To Seller's actual knowledge, there are no pending or threatened condemnation or other similar proceedings affecting the Property or any portion thereof, or any action or litigation affecting the Property or any portion thereof.

                  8.1.5 Utility Service. To Seller's actual knowledge, each Hotel, as presently operated, is adequately served with all necessary utilities including sewer, water, gas, electricity, telephone and cable.

                  8.1.6 No Union Contracts; Employment Matters. Seller warrants that there are no union contracts in effect with respect to any employees for each of the Hotels, and to Seller's actual knowledge Seller has not received any notice that the employees of any Hotel are undertaking efforts to organize as a union under a collective bargaining agreement. To Seller's actual knowledge, there are no unfair labor practice or employment discrimination claims pending or threatened against Seller or the manager of any of the Hotels and any employee benefit plan referred to in Section 5.1.6 above shall have been operated through the Closing Date by Seller or its agents in accordance with the provisions of such plan and applicable law. Seller shall terminate the manager and any management contract in effect with respect to each Hotel manager as of the Closing Date and Buyer shall incur no liability to the employees of any of the Hotels or to any manager arising out of Buyer's purchase of the Property. Seller warrants that there shall be no outstanding obligations for payment or provision of compensation to employees of any Hotel or the manager of any Hotel as of the Closing Date and that all such compensation, including, without limitation, earned and accrued vacation or sick pay shall be paid in full or to the benefit or credit of the employees and manager of each Hotel. Seller shall take all steps necessary to comply with the Worker's Adjustment and

Retraining Notification Act (the "WARN Act") with respect to terminated employees, even if some or all of such employees are hired by Buyer after Closing, but subject to Seller's verification and acceptability of the provisions of the WARN Act. Seller shall, at its cost, provide COBRA Insurance coverage to any terminated employee after closing, unless Buyer employs such employee after Closing. Seller acknowledges, understands and agrees that Buyer makes no representation as to whether it will employ any employee of any Hotel.

                  8.1.7 Status of Employees. Seller represents that it understands that the termination of employees at any of the Hotels by Seller may require advance notification to such employees pursuant to the requirements of the WARN Act and if the WARN Act is applicable to this transaction, Seller shall comply and cause the manager for each Hotel to comply with the WARN Act to such employees prior to Close of Escrow.

                  8.1.8 Ground Leases. To Seller's actual knowledge, the Ground Leases in effect which relate to each of the Hotels located in the State of Oregon are in full force and effect and Seller has not received notice of, and is not aware of any, default under any of such leases.

                  8.1.9 Occupants. There are not now and will not be on the Closing Date, any tenants (other than the lessee under the restaurant lease which relates to the Kent Hotel), property managers, employees or other parties in occupancy of any space within the Property on other than a transitory or temporary basis.

                  8.1.10 Liquor Licenses. There are no liquor licenses for any of the Hotels and no need or requirement to obtain or transfer any license for the use of beer, wine, liquor or alcoholic beverages of any kind, in connection with any Hotel.

                  8.1.11 Notice Received by Seller. In the event Seller receives any notice from any governmental authority or third party or other person or entity related to any of the representations or warranties set forth above or which would make any of the representations and warranties set forth above not true in any respect, Seller shall immediately provide Buyer with a copy of any such notice. If Buyer approves of the Property and Seller receives any notice, or becomes aware of any adverse change in the Property from the condition which is approved by Buyer, Seller shall notify Buyer of such change as soon as Seller becomes aware of same.

                  8.1.12 Disclaimer. Except as expressly set forth herein, Seller specifically disclaims the making of any representations or warranties, express or implied, regarding the Property, including, without limitation: the physical condition of the Property; title to or the boundaries of the Real Property; income or operating expenses of the Property; matters concerning any tenants; pest control matters, soil conditions, hazardous waste, toxic substances or other environmental matters; compliance with building, health, safety, land use and zoning laws, codes, regulations and orders; structural and other engineering characteristics; traffic pattern; and all other information pertaining to the Property. Moreover, Seller has advised Buyer that: (i) the Property was not developed and the improvements were not constructed by Seller;
(ii) the Property was acquired by Seller or one of its predecessors-in-interest in partial or full satisfaction of a debt previously contracted and secured by the Property, and, given the context in which Seller acquired title, Seller did not make the investigations of the Property customarily made by a prudent buyer of real property and does not have sufficient knowledge to enable it to make any representations or warranties with respect to the Property other than representations based on Seller's actual knowledge without having performed any investigations; and (iii) Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property. Buyer acknowledges that except as otherwise set forth herein, neither Buyer nor any agent of Buyer has received from Seller, or its affiliates, any accounting, tax, legal, architectural, engineering, property management, or other advice or representation with respect to this transaction, and Buyer is relying solely upon the advice of Buyer's own accounting, tax, legal, architectural, engineering, property management and other advisors. Except as otherwise set forth herein, Buyer agrees to purchase the Property in its "AS IS" condition on the Closing Date, and Buyer expressly assumes the risk that adverse physical, environmental, legal or economic conditions may not have been revealed by Buyer's investigation or may arise subsequent to the expiration of the Contingency Period, however, Buyer does not assume the risk that Seller has failed to disclose matters which Seller has knowledge of which relate to any of the due diligence materials delivered to Buyer under Article V hereof or which relate to the representations and warranties set forth under Article VIII hereof. Notwithstanding the above, Buyer has relied on the accuracy of all management and financial records and statements of operation, which have been prepared by Seller or its agents, or the manager of each Hotel which relate to the period of time from and after September 1995. Buyer has also relied on the accuracy of any lists or schedules prepared by Seller or its agents or the manager of each Hotel which have been delivered to Buyer under Article V of this Agreement.

         8.2 Indemnification. Buyer agrees to defend, indemnify and hold Seller and Seller's affiliates harmless from and against any and all claims, liabilities and obligations of every kind and description which arise out of or relate to the operation of the Hotels from and after the Closing Date and do not relate to any act or omission of Seller or its agents. Seller agrees to defend, indemnify, and hold Buyer, and Buyer's affiliates harmless from and against any and all claims, liabilities, and obligations of every kind and description which arise out of or result from the operation of the Hotels prior to the Closing Date. Notwithstanding the foregoing, Seller shall have no obligation to indemnify, defend or hold Buyer, and Buyer's affiliates harmless from and against any actions of the prior owners of the Property.

                                   ARTICLE IX

                               EMPLOYMENT MATTERS

         9.1 Claims by Employees. Seller shall indemnify and hold Buyer harmless from any expense (including attorney's fees and costs), laws, claim, discrimination, injury, demand, action or award in favor of, or to the benefit of, any employee or manager relating to employment matters or events arising or occurring prior to the Close of Escrow. The provisions of this Article shall survive Close of Escrow and shall continue until either obligations to employees are paid in full or the final disposition of any action to enforce these obligations has been completed.

         9.2 Employment Laws. Buyer shall not assume any employment relationship or obligation between Seller and its employees with respect to any Hotel. Seller will instruct the managers of each Hotel to terminate all employees of the Hotels as of Close of Escrow and shall have paid as of the Close of Escrow all compensation and other benefits due such employees, including accrued vacation and sick pay. Buyer may hire any or all of the employees of the Hotels upon such terms as Buyer elects. All obligations of Seller to any employees of the Hotels shall remain obligations of Seller.

                                    ARTICLE X

                                  RISK OF LOSS

         10.1 Notice of Casualty or Condemnation. Seller agrees to give Buyer prompt written notice of (i) any fire or other casualty affecting all or any part of the Property occurring between the date of this Agreement and the Closing Date, and (ii) any taking by condemnation (or sale in lieu thereof) of all or any part of the Property.

         10.2 Termination Upon Damage or Condemnation. If prior to the Closing Date there shall occur (i) damage to the Property caused by fire or other casualty the costs of which damage are estimated by Buyer to exceed $250,000.00 for any Hotel, or the Hotels collectively, to its condition prior to such occurrence, or any uninsured damage occurs, or (ii) a taking by condemnation or by sale in lieu thereof of all or any material part of the Property, then Buyer may in its sole discretion terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Buyer the notice referred in Section 10.1 above. In the event Buyer makes such election, this Agreement shall terminate, Escrow Agent shall return the Deposit to Buyer, together with all accrued interest thereon. If the Closing Date is less than ten (10) days after the date on which Buyer receives a notice given by Seller pursuant to Section 10.1, Buyer shall be entitled to extend the Closing Date by an additional ten (10) days so that Buyer can make an informed decision as to whether to terminate this Agreement.

         10.3 Non-termination Upon Damage or Condemnation. If, in the event of fire or other casualty, Buyer does not elect to terminate this Agreement, or if the damage is less than $250,000.00, Seller shall, after securing satisfactory assurances that insurance proceeds will be available for restoration or repair for all of the estimated cost of such restoration or repair assign and transfer to Buyer all of such insurance proceeds. Seller shall cover the cost of any deductible under the policy or policies of insurance for the Hotels or in the alternative, the parties may agree to reduce the Purchase Price by the amount of any such deductible. Should Buyer not elect under Section
10.2 to terminate this Agreement in the event of a taking by condemnation, Seller shall transfer and assign to Buyer at Close of Escrow all condemnation proceeds or award, if any, which are available or which have not been utilized to repair or restore the affected portion of the Property.

                                   ARTICLE XI

                                    BOOKINGS

         Seller and the manager for each Hotel shall accept and shall not divert bookings and reservations for room rentals for dates to occur after Close of Escrow, provided such bookings and reservations are upon the same terms and at the same rates which the manager of the Hotel would require and charge in the normal and customary operation of the Hotel. The rates and terms upon which such bookings may be accepted are the published rates or standard negotiated rates of the Hotel. Seller shall consult with Buyer regarding any amendment of the published rates. After the date of this Agreement, Seller shall not accept any bookings for blocks of rooms in excess of ten (10) rooms for dates after the Closing Date without obtaining Buyer's prior written consent. Buyer shall recognize and honor all such bookings and reservations made by Seller. Seller and the manager for each Hotel shall keep and maintain a complete and accurate listing of bookings and reservations for room rentals for dates to occur after Close of Escrow and shall provide such listing and the rates applicable for such reservations and a certification of the accuracy thereof (the "Certificate of Reservations") to Buyer within twenty (20) days after the full execution of this Agreement, and shall update and supplement such Certificate of Reservations as of the Closing Date.

                                   ARTICLE XII

                    ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

         12.1 Reservations and Deposits. A complete and accurate list of reservations for dates to occur after the Closing Date shall be delivered to Buyer by Seller at the Close of Escrow. Seller shall certify to all such reservations and shall certify that such reservations are at the published rates of each Hotel. Any deposits received by Seller or the manager of each Hotel prior to the Closing Date on confirmed reservations for dates after the Closing Date will be paid to Buyer, without setoff, at the Closing Date. Any deposits received by Seller or each manager after the Closing Date on confirmed reservations will be forwarded to Buyer by Seller immediately upon Seller's receipt of same. After the Closing Date if any guest proves that he or she had a confirmed reservation which was made by the manager of the Hotel at less than the rates so certified by Seller, then Seller will, within ten (10) days after notice from Buyer accompanied with verification of such facts, reimburse Buyer for the difference.

         12.2 Tray Ledger From Registered Guest; Accounts Receivable. Buyer shall receive, as part of the Property purchased, the transient guest room rentals payable from registered guests who have not checked out and who are occupying rooms at 12:01 a.m, on the Closing Date, which are herein defined as the "tray ledger." Payment of such tray ledger is hereby guaranteed by Seller. If any accounts in the tray ledger are not paid at check-out by the guest, or if paid at check-out by check or credit card and such payment is dishonored by the drawer's bank or the credit card company, then Buyer shall give notice of such unpaid receivables in the tray ledger to Seller, and Seller shall, within ten
(10) days after receipt of such notice, pay to Buyer the face value of such unpaid accounts receivable of the tray ledger, including credit card service charges. The full amount of any such unpaid receivable in the tray ledger which Seller has so paid shall thereupon be assigned by Buyer to Seller for collection. This obligation of Seller to guarantee payment of the tray ledger shall terminate with respect to any delinquent accounts for which notice was not given by Buyer to Seller within ninety (90) days after Close of Escrow.

         12.3 Receivables Not Conveyed. All receivables (which excludes the tray ledger), originating or arising prior to the Closing Date are not a part of the Property purchased, shall not be assigned or transferred at Close of Escrow by Seller to Buyer, but shall be retained by Seller. Buyer shall have no obligation to collect any such accounts receivable for Seller, however, but any amounts collected or received by Buyer after the Closing Date in payment of any particular receivable accrued prior to the Closing Date shall be remitted by Buyer to Seller on a monthly basis. Buyer agrees to cooperate with Seller with regard to collection of Seller's receivables which are retained by Seller, but Buyer will have no liability with regard to failure to collect such Receivables.

         12.4 Accounts Payable Prior to Closing. Seller shall pay or cause to be paid all liabilities and obligations of the Property incurred through the Closing Date, including but no limited to all accounts payable, trade payables, rents, taxes, license and permit fees, impositions, and employee compensation, and Seller shall indemnify, defend and save Buyer harmless from any and all claims, damages, actions, suits, proceedings, demands, assessments judgments, costs (including attorneys' fees), and other expenses connected with the foregoing. Notwithstanding the foregoing, it is understood that Seller or the manager of a Hotel may postpone payment of an account payable which is the subject of a bona fide dispute, or in case final bills are not rendered until after the Closing Date; provided that nothing herein contained shall in any manner modify or limit the indemnity contained in the prior sentence. Buyer shall assume no liability for accounts payable, trade payables, rents, taxes, license and permit fees, impositions or employee compensation or claims which relate to the period of time prior to the Closing Date.

                                  ARTICLE XIII

                         INVENTORY OF PERSONAL PROPERTY

         13.1 Inventory Prior to Closing. Prior to the Close of Escrow, Seller shall keep and maintain that normal inventory of supplies and Personal Property which would be maintained by a prudent owner of first-class hotel of similar size and location as the Property and its related businesses. Such inventory shall include 3 par of linen for the Hotels, which means one complete set of linen in the rooms, and two complete sets of linen in storage or cleaning. Within ten (10) days after the full execution of this Agreement, representatives of Seller and Buyer shall conduct an inventory of supplies and Personal Property. Such inventory shall be listed in form and manner reasonably satisfactory to Buyer, and shall be signed and initialed by the persons taking the inventory. Copies of such inventory shall be promptly given to Seller and Buyer.

         13.2 Inventory at Closing. Within three (3) days prior to the Closing Date, representatives of Seller and Buyer shall conduct a second inventory of the supplies and Personal Property, satisfactory to Buyer and Seller, to be conveyed under this Agreement. In the event said second inventory discloses material deficiencies in the level of inventory required under Section
13.1 above, Seller shall restore said deficiencies prior to the Closing Date or, alternatively, Buyer shall receive a credit against the Purchase Price equal to the cost, as reasonably determined by Buyer, to replace such deficiency. For purposes of this Section 13.2, "material" shall mean $200.00.

         13.3 Food and Beverage Inventory. Prior to the Closing Date, Seller will maintain food and beverage inventories at levels consistent with 90% of wholesale cost of the maximum level maintained by Seller in November of 1995. As of the Closing Date, Seller will have on hand at each Hotel, or will have on order for delivery in the ordinary course of business, food and beverage inventories equal to 90% of such wholesale cost of such maximum level. All such food and beverage inventories on hand or on order by Seller shall be paid for by Seller but shall become the property of Buyer upon the Close of Escrow as part of the Purchase Price for the Property. In the event of any material shortage in these inventories as of Close of Escrow, Buyer shall receive a credit against the Purchase Price equal to the cost, as reasonably determined by Buyer, to remedy such shortage. For purposes of this Section 13.3, "material" shall mean $200.00.

                                   ARTICLE XIV

                               GENERAL PROVISIONS

         14.1 Real Estate Brokers; Representations and Indemnity. Seller and Buyer each represent and warrant that except for Pacific Hotel/Motel Brokers who notified Buyer of the potential opportunity to acquire the Property and Hodges Ward Elliot who is Seller's broker, they have dealt with no real estate brokers in connection with this transaction. The parties each hereby agree, jointly and severally, to indemnify, defend and hold each other harmless from any other claims, costs, suits and actions for brokerage commissions, finder's fees or other commissions relative to this Agreement, incurred by reason of any claim by any person or broker claiming to have been engaged by or on behalf of the indemnifying party, or with whom the indemnifying party is claimed to have made an agreement for compensation. Seller shall pay all real estate brokerage costs associated with Buyer's acquisition of the Property and shall indemnify Buyer from and against any claims made against Buyer for such real estate brokerage commissions.

         14.2 No Shop Period. For the term of this Agreement, including any extensions thereof, Seller agrees not to market the Property nor enter into any binding commitment with any party other than Buyer or Buyer's assignee for the purchase and sale of the Property.

         14.3 Attorney's Fees. If either party files any action or brings any proceeding against the other arising from this Agreement, or is made a party to any action or proceeding brought by the Escrow Holder, then the prevailing party shall be entitled to recover as an element of its costs of suit, and not as damages, reasonable attorney's fees to be fixed by the court, including fees on appeal.

         14.4 Notices. Any notices and demands to either party or to Escrow Holder shall be given in writing either by personal deliver, overnight courier or by registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

To Seller:                 HL Project I Limited Liability Company
                           c/o HongkongBank
                           140 Broadway, 4th Floor
                           New York, NY 10005-1196
                           Attn:  Ms. J.N. Rider, Senior Vice President

With Copy To:              Miller, Nash, Wiener, Hager & Carlsen
                           3500 U.S. Bancorp Tower
                           111 S.W. Fifth Avenue, Suite 3500
                           Portland, Oregon 97204-3699
                           Attn:  Jonathon L. Goodling

To Buyer:                  Sunstone Hotel Investors, L.P.
                           115 Calle de Industrias, Suite 201
                           San Clemente, CA 92672

With Copy To:              Brobeck, Phleger & Harrison
                           4675 MacArthur Court, Suite 1000
                           Newport Beach, CA 92660
                           Attn: R. Terrence Crowley

To Escrow Holder:          Fidelity National Title Insurance Company
                           17911 Von Karman Avenue, Suite 540
                           Irvine, CA 92714
                           Attn: Patty Beverly

         Either party may, from time to time, by written notice to the other party and Escrow Holder, designate a different address which shall be substituted for the one specified above. If any notice or other document shall be sent by mail as aforesaid, the same shall be deemed to have been effectively served or delivered at the expiration of forty-eight (48) hours following the deposit of said notice in the United States mail in the manner set forth above.

         14.5     Tax Reassessment; Refunds.

                  14.5.1 Seller shall be solely responsible for real property special tax assessments (and related interest) for improvements already made to the Property for periods prior to the Close of Escrow.

                  14.5.2 Buyer and Seller understand that the Real Property and Improvements may be reassessed for real property tax purposes upon change of ownership, that a supplemental tax bill may be issued, reflecting any increase or decrease in real property taxes upon the reassessed value of the Real Property and Improvements, and that Buyer shall be solely responsible to pay such taxes. In the event of any reassessment, appeal, tax protest or similar matter resulting in a refund of property taxes attributable to the period prior to the Close of Escrow, then Seller shall be entitled to any such refund and, if received by Buyer, Buyer agrees to pay Seller the refund attributable to the period prior to the Close of Escrow upon receipt thereof.

         14.6 Cooperation with Ground Lessors. Seller understands that Buyer desires to acquire fee title to the Hotels located in the State of Oregon. In that regard, Seller shall assist Buyer and cooperate with Buyer's efforts to acquire the fee title to the Real Property for such Hotels. Notwithstanding the above, Buyer's acquisition of fee title to such Hotels is not a condition to Buyer's acquisition of the Property.

         14.7 Foreign Investment in Real Property Tax Act. The Seller and Buyer understand that the Foreign Investment in Real Property Tax Act ("FIRPTA"), Internal Revenue Code section 445, requires that every purchaser of United States real property must, unless an exemption applies, deduct and withhold from Seller's proceeds ten percent (10%) of the gross sales price. The primary exemptions which might be applicable are: (a) Seller provides Buyer with an affidavit under penalty of perjury, that Seller is not a "foreign person," as defined in FIRPTA, or, (b) Seller provides Buyer with a "qualifying statement," as defined in FIRPTA, issued by the Internal Revenue Service. Seller and Buyer agree to execute and deliver as appropriate, any instrument, affidavit and statement, and to perform any acts reasonably necessary to carry out the provisions of FIRPTA and regulations promulgated thereunder.

         14.8 Binding Effect. This Agreement is binding on the heirs, executors, administrators, successors, and assigns of the respective parties hereto.

         14.9 Further Actions. Each party agrees to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes and terms of this Agreement.

         14.10 Survival. This Agreement shall survive the Close of Escrow and shall remain a binding contract between the parties hereto. All representations and warranties made in this Agreement shall survive the closing of this Agreement except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any claims for breach of representation or warranty where such party had knowledge that such representation or warranty was not true when made. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate one year from the Closing Date and such representations or warranties shall thereafter be without force or effect, except any claim under such representation or warranties which is made prior to such termination date, and with respect to which notice has been given to the party to be charged, shall not terminate, and shall survive such termination date.

         14.11 Authority. Any individual signing this Agreement on behalf of a corporation, partnership, trust or other entity, represents and warrants that they have full authority to do so.

         14.12 Entire Agreement. This Agreement, including the exhibits attached hereto, contains the entire agreement between Buyer and Seller with respect to the subject matter hereof. All prior agreements, representations, understandings, and writings concerning the subject matter herein are expressly superseded hereby and are of no further force or effect.

         14.13 Modification. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise permitted herein.

         14.14 No Third Party Beneficiaries. This Agreement does not create, and it shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

         14.15 Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a breach of and a default under this Agreement by the party so failing to perform.

         14.16 Governing Law. This Agreement shall be deemed to have been made in California, and shall be governed by, interpreted under and construed and enforceable in accordance with the laws of the State of California except to the extent Oregon or Washington law may apply on a mandatory basis as a result of the location of the Property. The parties hereby agree that the courts of the State of California shall have sole and exclusive jurisdiction with respect to the resolution of any dispute or controversy arising out of this Agreement or the transactions contemplated herein except to the extent the venue for any such dispute must take place in the courts of the State of Oregon or Washington on a mandatory basis.

         14.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A copy of this Agreement sent by telecopier with facsimile signatures shall be deemed an original, but an executed original shall follow by mail or overnight courier.

         14.18 Section Heading. The headings and captions of the various paragraphs of this Agreement have been inserted only for the purpose of convenience, and shall be given no effect in the construction or interpretation of this Agreement.

         14.19 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of the Agreement shall remain in effect at the option of the party for whose benefit such provision was made.

         14.20 Exhibits. Any exhibits attached hereto are an integral part of this Agreement and are incorporated herein by reference.

         14.21 Interpretation. No provision of this Agreement is to be interpreted for or against either party because that party or that party's legal representative drafted such provision.

         14.22 Land Use. THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND WHICH LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930 IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING

DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

         14.23 Confidentiality. As a condition to being furnished the information regarding the business, operations and financial condition of the Property, Buyer shall treat the information as confidential, shall refrain from disclosing the information to any person other than Buyer's representatives having a need to know the information, and shall use the information exclusively for evaluating the proposed acquisition.

         Buyer shall cause its representatives receiving any of the information to comply with the obligations imposed on Buyer by this letter. Buyer and its representatives shall continue to be bound indefinitely by the obligations set forth in this confidentiality clause unless the acquisition is consummated.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"SELLER"                                   "BUYER"

HL PROJECT I LIMITED LIABILITY             SUNSTONE HOTEL INVESTORS, L.P.,
COMPANY, a Delaware limited liability      a Delaware limited partnership
company
                                           By:  Sunstone Hotel Investors, Inc.,
                                                Its General Partner
By: /s/ Robert Patton
   ----------------------------------
                                                By: /s/ Robert A. Alter
Its: Secretary                                     ----------------------------
    ---------------------------------              Robert A. Alter, President


By: /s/ J.N. Rider
   ----------------------------------

Its: Executive Vice President
    ---------------------------------

                                    EXHIBIT A

Cypress Inn - Kent, Washington

         This three-story interior-corridor conunercial hotel, consisting of four buildings around an inner courtyard, opened in 1987. The property contains 120 guest rooms, including 24 king suites with kitchens, outdoor swimming pool and five meeting rooms. The hotel improvements are in relatively good condition. The adjacent Mitzel's restaurant is leased from the hotel. The property is located at 22218 84th Avenue South in the City of Kent, Washington.

Cypress Inn - Everett, Washington

         This three-story interior-corridor commercial hotel, consisting of one building, opened in 1986. The property contains 70 guest rooms, two meeting rooms and an outdoor swimming pool. The hotel improvements are in moderately good condition. The property is located at 12619 4th Avenue NW in the City of Everett, Washington.

Cypress Inn - Poulsbo, Washington

         This two-story interior-corridor commercial hotel, consisting of one building, opened in 1987. The property contains 63 guest rooms, one meeting room and an outdoor swimming pool. The hotel improvements are in moderately good condition. The property is located at 19801 NE 7th in the City of Poulsbo, Washington.

Cypress Inn - Downtown-Portland, Oregon

         This two- and five-story exterior-corridor commercial hotel, consisting of two buildings, opened prior to 1970. The property contains 83 guest rooms and one meeting room. The hotel improvements are in poor condition. The property is located at 809 SW King in the City of Portland, Oregon.

Cypress Inn - Clackamas, Oregon

         This four-story interior-corridor commercial hotel, consisting of one building, opened in approximately 1987. The property contains 78 guest rooms and three meeting rooms. The hotel improvements are in moderately good condition. The property is located at 9040 SE Adams in the City of Clackamas, Oregon.

Cypress Inn - Stark-Portland, Oregon

         This three-story interior-corridor commercial hotel, consisting of one building, opened in 1988. The property contains 105 guest rooms, two meeting rooms, and an outdoor swimming pool. The hotel improvements are in moderately good condition. The property is located at 9707 SE Stark in the City of Portland, Oregon.